UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): April 24, 2025

Avenue Therapeutics, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	001-38114 (Commission File Number)	47-4113275 (IRS Employer Identification No.)

1111 Kane Concourse, Suite 301

Bay Harbor Islands, Florida 33154

(Address of Principal Executive Offices)

(781) 652-4500

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act.

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act.

☐	Pre-commencement communications pursuant to Rule 14d-2b under the Exchange Act.

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act.

Securities registered pursuant to Section 12(b) of the Act:

Title of Class	Trading Symbol(s)	Exchange Name
Common Stock	ATXI	Nasdaq Capital Market(1)

(1)	On March 17, 2025, the Nasdaq Stock Market LLC (“Nasdaq”) notified the Company that Nasdaq had determined to delist the Company’s common stock and that trading of the Company’s securities would be suspended at the open of trading on March 19, 2025. Nasdaq will file a Form 25 with the SEC notifying the SEC of Nasdaq’s determination to remove the Company’s securities from listing on Nasdaq, at which time the common stock will cease to be registered pursuant to Section 12(b) of the Act and immediately be deemed registered pursuant to Section 12(g) of the Act. Since March 19, 2025, the Company’s common stock has been traded on the over-the-counter market under the symbol “ATXI”.

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

As previously disclosed, on February 28, 2023, Avenue Therapeutics, Inc. (the “Company” or “Avenue”) entered into a license agreement (the “License Agreement”) with AnnJi Pharmaceutical Co., Ltd., a Taiwanese company (“AnnJi”), pursuant to which the Company obtained an exclusive license from AnnJi to intellectual property rights pertaining to the molecule known as JM17, which activates Nrf1 and Nrf2, enhances androgen receptor degradation and underlies AJ201, a clinical product candidate currently in a Phase 1b/2a clinical trial in the U.S. for the treatment of spinal and bulbar muscular atrophy, also known as Kennedy’s Disease. As also previously disclosed, on March 3, 2025, the Company received a notice of AnnJi’s intent to terminate the License Agreement, in which AnnJi asserted several bases for its right to terminate the License Agreement.

On April 24, 2025 (the “Effective Date”), the Company and AnnJi entered into a License Termination and Program Transfer Agreement (the “Termination and Transfer Agreement”), pursuant to which: (i) the License Agreement (as well as the Subscription Agreement and the Registration Rights Agreement entered into in connection therewith) was terminated with immediate effect; (ii) the parties dismissed all pending dispute resolution proceedings and provided mutual releases of claims; (iii) Avenue transferred to AnnJi all of its rights, title and interest to and under the assets arising under the License Agreement and otherwise related to AJ201 and (iv) Avenue agreed not to, for 48 months following the date of the Termination and Transfer Agreement, develop, commercialize, manufacture or sell any product competing with AJ201 in the US, Canada, the European Union, Great Britain or Israel. Under the Termination and Transfer Agreement, the Company will repurchase, for an aggregate payment of $1.00, all 14,777 shares of Avenue common stock that are held by AnnJi, and the Company also made a payment of $0.2 million to AnnJi as consideration for legal expenses.

AnnJi agreed to make payments to Avenue of $2.0 million in the aggregate over the next 90 days, with $1.0 million due within 30 days after the Effective Date and $1 million due within 90 days after the Effective Date. Additionally, Avenue will be eligible to receive from AnnJi:

•	payments totaling up to $5 million in the aggregate upon the occurrence of certain development and regulatory milestone events pertaining to AJ201;
•	payments totaling up to $17 million in the aggregate upon AJ201 experiencing certain commercial sales milestone events;
•	a 1.75% royalty on net sales of AJ201, which royalty percentage is subject to potential diminution in certain circumstances; and
•	in the event that AnnJi enters into one or more subsequent licenses of rights to AJ201 with third party licensee(s), 15% of payments received by AnnJi from such licensee(s), up to a cap of $7.5 million, and with a minimum of $4 million owing under certain mechanism in the event of an approval of a New Drug Application in the U.S. with respect to AJ201.

The Termination and Transfer Agreement also contains customary representations and warranties and provisions related to confidentiality and indemnification. The foregoing summary of the material terms of the Termination and Transfer Agreement is qualified in its entirety by the complete terms and conditions of the Termination and Transfer Agreement, which is being filed with the Securities and Exchange Commission concurrently herewith.

Item 1.02	Termination of a Material Definitive Agreement.

The disclosures set forth in Item 1.01 are incorporated by reference herein.

Item 2.01	Completion of Acquisition or Disposition of Assets.

The disclosures set forth in Item 1.01 are incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

The following exhibits are furnished herewith:

Exhibit Number	Description
10.1	AnnJi License Termination and Program Transfer Agreement by and between the Company and AnnJi Pharmaceutical Co., Ltd., dated April 24, 2025.*
104	Cover Page Interactive Data File (embedded within Inline XBRL document)

*  Certain portions of this exhibit have been omitted pursuant to Item 601(b)(10) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AVENUE THERAPEUTICS, INC.
(Registrant)
Date: April 30, 2025
	By:	/s/ David Jin
David Jin
Interim Principal Financial Officer and Chief Operating Officer